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                                    AGREEMENT
                                    ---------

         This Agreement (this "Agreement") is made and entered into as of the 15th day of April 2003, by and between Resource Financial Fund Management, Inc., a Delaware corporation ("Resource") and 9 Henmar LLC, a Delaware limited liability company ("Henmar").

         WHEREAS, Resource is a 50% owner of Trapeza Funding III, LLC, a Delaware limited liability company (the "LLC") which is the general partner of Trapeza Partners III L.P., a Delaware limited partnership (the "Partnership") formed to sponsor and own the equity interest in Trapeza CDO III, LLC, a Delaware limited liability company (the "CDO");

         WHEREAS, Resource is a 50% owner of Trapeza Capital Management, LLC, a Delaware limited liability company ("TCM"), which will serve as the collateral manager for the CDO;

         WHEREAS, Henmar has agreed to provide certain consulting services to Resource in connection with the LLC, the Partnership and the CDO (the "CDO Venture"); and

         WHEREAS, this Agreement has been approved by the corporate governance and investment committee of the board of directors of Resource America, Inc., Resource's parent.

         NOW THEREFORE, in consideration of the mutual promises set forth in this Agreement, the adequacy of which is hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

         1. Services. Henmar shall provide Resource with such consulting services in connection with the CDO Venture as Resource may request from time to time, which services shall include advice on structuring the CDO venture, interacting with the underwriters for the CDO offering, placement agents for the Partnership offering and rating agencies, and providing research and support to the credit committee of TCM and the LLC. Henmar's obligation to provide services hereunder shall terminate upon the closing of the CDO offering (the "Closing").

         2. Fees. In consideration of its services hereunder and heretofore provided to Resource, Resource shall pay to Henmar the following:

            a. Resource's Income. TCM is entitled to receive a collateral management fee from the CDO and the LLC is entitled to receive an administrative fee from the Partnership (collectively, the "Management Fees") and, in its capacity as general partner of the Partnership, to receive 20% of distributions from net profits of the Partnership (the "Carried Interest"). Resource shall pay to Henmar 10% of the cash received by it with respect to the Management Fees and the Carried Interest, less Resource's out of pocket expenses in connection with CDO Venture after the Closing, which shall not exceed $5,000 per annum; provided, however, that if Resource is required to return any of the Management Fees or Carried Interest to the Partnership or the CDO, upon written notice from Resource, Henmar shall, within 5 business days of such notice, remit to Resource 10% of such returned amounts.

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            b. Expense Reimbursement. The LLC is entitled to receive a structuring expense reimbursement from the CDO upon the Closing (the "Expense Reimbursement"). Resource shall pay to Henmar 50% of the cash received by it with respect to the Expense Reimbursment, less the aggregate amount of contributions theretofore paid by Resource to the LLC and less Resource's out of pocket expenses in connection with the CDO Venture accrued through the date of payment.

         3. Cooperation. Henmar shall assist Resource in marking trust preferred securities to market on a quarterly basis for the life of the CDO. Additionally, Henmar shall designate a representative, in addition to D. Gideon Cohen, to provide Resource with updates, at least weekly and at such other times as Resource may request, with respect to Henmar's performance of its services hereunder. Henmar shall promptly provide to Resource all information, including summaries of all meetings and copies of all documents, draft or otherwise, gathered or generated by Henmar with respect to the CDO Venture.

         4. Warranty. Henmar warrants that the services provided by it pursuant to this Agreement will be provided in a professional manner.

         5. Termination. Either party may immediately terminate this Agreement upon a material default or breach hereof by the other party; provided, however, that the parties obligations pursuant to Section 3(a) hereof shall survive notwithstanding any such termination.

         6. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed entirely within such state, without regard to the principles of conflicts of law. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior agreements, arrangements, and understandings, written or oral, relating thereto. No representation, promise, or inducement has been made by either party that is not embodied in this Agreement and neither party shall be bound by or liable for any alleged representation, promise, or inducement not so set forth. Neither party shall have the right to assign any of its right or obligations under this Agreement. No amendment or waiver of this Agreement shall be effective, binding, or enforceable unless in writing and signed by both you and us or, in the case of a waiver, by the party granting the waiver.

                    [SIGNATURES APPEAR ON THE FOLLOWING PAGE]

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                            RESOURCE FINANCIAL FUND
                                            MANAGEMENT, INC.

                                            By: _______________________________
                                                     Michael Yecies
                                                     Secretary


                                            9 HENMAR LLC

                                            By: _______________________________
                                                     D. Gideon Cohen
                                                     Sole Member

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